UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 9, 2006

IKANOS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-51532	73-1721486
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

47669 Fremont Boulevard Fremont, CA 94538
(Address of principal executive offices, incuding zip code)

(510) 979-0400

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Amendment to 1999 Stock Option Plan

On June 9, 2006, the Board of Directors (the “Board”) of Ikanos Communications, Inc. (the “Company”) approved an amendment to the Company’s 1999 Stock Option Plan (the “Option Plan”).  This amendment allows the administrator of the Option Plan, on a case-by-case basis, to make outstanding awards previously granted under the Option Plan transferable within limits set by the Board.  The Option Plan, as amended, will be filed with the Company’s next periodic report.

Adoption of 2006 Annual Salaries for Named Executive Officers

At a meeting held on June 13, 2006, the Compensation Committee (the “Committee”) of the Board approved an increase to the base salary and 2006 target bonus amount for Rajesh Vashist, the Company’s Chief Executive Officer.  Mr. Vashist’s base salary was increased to $230,000 per year, retroactive to April 3, 2006, and the target bonus was increased to 70% of base salary.

Amendment to 2006 Sales Compensation Plan

The Committee has also approved an amendment to the 2006 Sales Compensation Plan adopted by the Committee on February 3, 2006 (the “Sales Compensation Plan”) and the related Plan Summary for Mr. Derek Obata, the Company’s Vice President of Worldwide Sales.  The amendments clarify procedures for the administration of the Sales Compensation Plan and adjust performance targets to take into account the Company’s acquisition of assets in the first quarter of 2006 from Analog Devices, Inc.  The Sales Compensation Plan, as amended, will be filed with the Company’s next periodic report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 15, 2006
IKANOS COMMUNICATIONS, INC.

By:	/s/ Daniel K. Atler
Daniel K. Atler Chief Financial Officer